Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 333-205983 and No. 333-182318) of Tyler Technologies, Inc. of our report dated March 18, 2015 relating to the financial statements of New World Systems Corporation, which appears in this Current Report on Form 8-K/A of Tyler Technologies, Inc.

/s/ PricewaterhouseCoopers LLP
Detroit, Michigan

January 29, 2016